Exhibit 99.1

eGain Announces Financial Results for the Third Fiscal Quarter Ended March 31, 2010

Quarter Highlights

•	Total revenue up 6% from comparable year-ago quarter

•	Recurring services revenue up 15% from comparable year-ago quarter

•	License revenue up 204% from comparable year-ago quarter

Mountain View, Calif. (May 12, 2010) – eGain Communications Corporation (OTC: EGAN.OB), a leading provider of customer service and contact center software, today announced financial results for the third fiscal quarter ended March 31, 2010.

Total revenue for the third quarter of fiscal year 2010 was $6.9 million, an increase of 6% from the comparable year-ago quarter. Total revenue for the nine months ended March 31, 2010 was $23.2 million, a decrease of 4% from the same period last year.

License revenue for the third quarter of fiscal year 2010 was $1.4 million, an increase of 204% from the comparable year-ago quarter. License revenue for the nine months ended March 31, 2010 was $5.9 million, an increase of 5% from the same period last year. Recurring services revenue for the third quarter of fiscal year 2010 was $4.3 million, an increase of 15% from the comparable year-ago quarter. Recurring services revenue for the nine months ended March 31, 2010 was $12.5 million, an increase of 9% from the same period last year. Professional services revenue for the third quarter of fiscal year 2010 was $1.3 million, a decrease of 47% from the comparable year-ago quarter. Professional services revenue for the nine months ended March 31, 2010 was $4.8 million, a decrease of 34% from the same period last year.

Gross margin for the third quarter of fiscal year 2010 was 66%, an increase of 3% from the comparable year-ago quarter. Gross margin for the nine months ended March 31, 2010 was 68%, which was unchanged from the same period last year. Total operating costs and expenses for the third quarter of fiscal year 2010 were $4.6 million, an increase of 13% from the comparable year-ago quarter. Total operating costs and expenses for the nine months ended March 31, 2010 were $13.4 million, a decrease of 8% from the same period last year.

Net loss for the third quarter of fiscal year 2010 was $318,000, or $(0.01) per share, compared to a net loss of $196,000, or $(0.01) per share for the comparable year-ago quarter. Net loss for the third quarter of fiscal year 2010 included stock-based compensation of $59,000 and interest and tax expense of $308,000, compared to stock-based compensation expense of $50,000 and interest and tax expense of $356,000 for the comparable year-ago quarter.

Net income for the nine months ended March 31, 2010 was $1.5 million, or $0.07 per share on a basic and diluted basis, compared to a net income of $1.3 million, or $0.06 per share on a basic and diluted basis for the same period last year. Net income for the nine months ended March 31, 2010 included stock-based compensation of $191,000 and interest and tax expense of $957,000, compared to stock-based compensation expense of $222,000 and a net of interest expense and tax benefit of $1.1 million for the same period last year.

Total cash and cash equivalents was $7.6 million at March 31, 2010, compared to $7.5 million at June 30, 2009. Cash provided by operations was $4.1 million for the nine months ended March 31, 2010, compared to cash provided by operations of $2.0 million for the same period last year. Days sales outstanding in receivables for the third quarter of fiscal year 2010 was 35 days, compared to 50 days for the comparable year-ago quarter. Deferred revenue totaled $6.3 million at March 31, 2010, compared to $5.5 million at June 30, 2009.

“Our recurring services business grew nicely along with our overall revenue in a traditionally slow quarter, when compared to the same quarter a year ago,” said Ashu Roy, eGain’s CEO. “Our increased sales and marketing investments are showing early promise. We expect them to have a positive impact on our top line in the second half of calendar year 2010.”

Business Highlights

New Hosting and License Bookings¹

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New hosting and license bookings for the third quarter of fiscal year 2010 were $1.9 million, an increase of 18% from the comparable year-ago quarter. Of the total new hosting and license bookings in the third quarter of fiscal year 2010, 31% were from new hosting bookings and 69% were from new license bookings, compared to 55% from new hosting bookings and 45% from new license bookings in the comparable year-ago quarter. On a constant currency basis, using the exchange rates in effect on June 30, 2009, bookings for the third quarter of fiscal year 2010 would have been up approximately 20%, rather than up 18%, when compared to the comparable year-ago quarter.

•

New hosting and license bookings for the nine months ended March 31, 2010 were $10.3 million, a decrease of 4% from the same period last year. Of the total new hosting and license bookings in the nine months ended March 31, 2010, 37% were from new hosting bookings and 63% were from new license bookings, compared to 30% from new hosting bookings and 70% from new license bookings in the same period last year. On a constant currency basis, using the exchange rates in effect on June 30, 2009, bookings for the nine months ended March 31, 2010 would have been up approximately 6%, rather than down 4%, when compared to the comparable year-ago quarter.

¹	We define New Hosting and License Bookings as new contractual commitments (excluding renewals) received by the company for the purchase of product licenses and hosting services. Such contracts are not cancelable for convenience but may be subject to termination by our customers for cause or breach of contract by us. Furthermore, because we offer a hybrid delivery model, the mix of new license and hosting business in a quarter could also have an impact on our revenue in a particular quarter. Due to effects that these trends have on our short-term revenue and profitability, we believe that it is useful to disclose New Hosting and License Bookings detail in this and future financial releases. We use this metric internally to focus management on the productivity of the sales team and period-to-period changes in our core business. Therefore, we believe that this information is meaningful and helpful in allowing individuals to better assess the ongoing nature of our core operations.

About eGain Communications Corporation

eGain (OTC BB: EGAN.OB) is the leading provider of multichannel customer service and knowledge management software for on-site or on-demand deployment. For over a decade, hundreds of the world’s largest companies have relied on eGain to transform their traditional call centers, help desks, and web customer service operations into multichannel customer interaction hubs. Based on the Power of One™, the concept of one unified platform for multichannel customer interaction and knowledge management, eGain solutions improve customer experience, optimize service processes end to end, increase sales, and enhance contact center performance.

Headquartered in Mountain View, California, eGain has operating presence in North America, EMEA and APAC. To learn more about us, visit www.eGain.com or call our offices: +1-800-821-4358 (US), +44-(0)-1753-464646 (EMEA), or +91-(0)-20-6608-9200 (APAC). Also, follow us on Twitter at @eGain (http://twitter.com/egain) and Facebook at (http://facebook.com/egain).

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Cautionary Note Regarding Forward-Looking Statements

All statements in this release that involve eGain’s plans, forecasts (including the above stated guidance), beliefs, projections, expectations, strategies and intentions, including but not limited to our allocation of resources, future financial performance and the effect of global currency exchange rates on our business, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on information available to eGain at the time of this release, are not guarantees of future results; rather, they are subject to risks and uncertainties that may cause actual results to differ materially from those set forth in this release. These risks include, but are not limited to, the uncertainty of demand for eGain products, including our guidance regarding bookings and revenue; the actual mix in new business between hosting and license transactions when compared with management’s projections; volatility of the value of certain currencies in relation to the US dollar, particularly the U.K. pound, Indian rupee and Euro; the increased complexity of certain transactions and the timing of revenue recognition on such transactions; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K filed on September 28, 2009, and the Company’s quarterly reports on Form 10-Q. eGain assumes no obligation to update these forward-looking statements.

Note: eGain is a registered trademark, and the other eGain product and service names appearing in this release are trademarks or service marks, of eGain Communications Corp. All other company names and products are trademarks or registered trademarks of their respective companies.

Company Contact:	Investor Contact:

Jamie Abayan	IRegain@eGain.com
650-230-7532
PR@eGain.com

eGain Communications Corporation

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2010	June 30, 2009
ASSETS

Current assets:
Cash and cash equivalents	$7,587	$7,511
Restricted cash	13	13
Accounts receivable, net	2,735	4,308
Prepaid and other current assets	325	538

Total current assets	10,660	12,370

Property and equipment, net	955	995
Goodwill, net	4,880	4,880
Other assets	462	391

Total assets	$16,957	$18,636

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$786	$979
Accrued compensation	1,432	2,429
Accrued liabilities	1,831	2,141
Current portion of deferred revenue	6,040	5,398
Current portion of capital lease obligation	166	181
Current portion of bank borrowings	125	3,125

Total current liabilities	10,380	14,253

Deferred revenue, net of current portion	224	133
Capital lease obligation, net of current portion	63	187
Related party notes payable	8,459	7,697
Bank borrowings, net of current portion	21	115
Other long term liabilities	304	344

Total liabilities	19,451	22,729

Stockholders’ deficit:
Common stock	22	22
Additional paid-in capital	323,666	323,550
Notes receivable from stockholders	(78)	(76)
Accumulated other comprehensive loss	(551)	(506)
Accumulated deficit	(325,553)	(327,083)

Total stockholders’ deficit	(2,494)	(4,093)

Total liabilities and stockholders’ deficit	$16,957	$18,636

eGain Communications Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2010	2009	2010	2009
Revenue:
License	$1,407	$463	$5,877	$5,591
Recurring services	4,248	3,708	12,524	11,456
Professional services	1,288	2,410	4,829	7,262

Total revenue	6,943	6,581	23,230	24,309
Cost of license	1	16	152	54
Cost of recurring services	1,104	1,035	3,385	3,239
Cost of professional services	1,225	1,405	3,857	4,621

Gross profit	4,613	4,125	15,836	16,395

Operating costs and expenses:
Research and development	1,402	1,378	3,857	4,303
Sales and marketing	2,461	2,101	7,245	7,734
General and administrative	755	616	2,272	2,536

Total operating costs and expenses	4,618	4,095	13,374	14,573
Income / (loss) from operations	(5)	30	2,462	1,822
Interest expense, net	(282)	(318)	(837)	(1,138)
Other income / (expense), net	(5)	130	25	495

Income / (loss) before income tax	(292)	(158)	1,650	1,179
Benefit / (provision) for income taxes	(26)	(38)	(120)	72

Net income / (loss)	$(318)	$(196)	$1,530	$1,251

Per share information:

Basic net income / (loss) per common share	$(0.01)	$(0.01)	$0.07	$0.06

Diluted net income / (loss) per common share	$(0.01)	$(0.01)	$0.07	$0.06

Weighted average shares used in computing basic net income / (loss) per common share	22,162	22,213	22,194	20,079

Weighted average shares used in computing diluted net income / (loss) per common share	22,162	22,213	22,513	20,080

eGain Communications Corporation

Supplemental Financial Information

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2010	% of revenue	2009	% of revenue	% Increase (Decrease) in US$	% Increase (Decrease) in Constant Currency (1)
Total revenue	$6,943	100%	$6,581	100%	6%	2%
Gross profit	$4,613	66%	$4,125	63%	12%	6%
Total operating costs and expenses	$4,618	67%	$4,095	62%	13%	6%
Income / (loss) from operations	$(5)	0%	$30	0%	NM	NM
Net Income / (loss)	$(318)	-5%	$(196)	-3%	NM	NM

	Nine Months Ended March 31,
	2010	% of revenue	2009	% of revenue	% Increase (Decrease) in US$	% Increase (Decrease) in Constant Currency (1)
Total revenue	$23,230	100%	$24,309	100%	-4%	-7%
Gross profit	$15,836	68%	$16,395	68%	-3%	-6%
Total operating costs and expenses	$13,374	58%	$14,573	60%	-8%	-10%
Income from operations	$2,462	11%	$1,822	7%	35%	23%
Net Income	$1,530	7%	$1,251	5%	22%	12%

(1)	We present constant currency information to provide a framework for assessing how our underlying business performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparable year-ago period results for entities reporting in currencies other than United States dollars are converted into United States dollars at the exchange rate in effect June 30, 2009, which was the last day of our prior fiscal year, rather than the actual exchange rates in effect during the respective periods.

NM - Not Meaningful